EXHIBIT 11 - COMPUTATION OF NET EARNINGS PER SHARE

                                                     YEAR ENDED DECEMBER 31,
                                                   1998          1997         1996
                                               ------------  ------------ -------------
BASIC:
Basic net earnings.........................  $263,708,596  $294,482,440 $248,168,948
                                             ============  ============ ============

Average shares outstanding.................    87,861,501    87,872,485   87,685,750
                                               ==========    ==========   ==========

Basic net earnings per share...............       $3.0014       $3.3512      $2.8302
                                                  =======       =======      =======

DILUTED:
Diluted net earnings.......................  $263,708,596  $294,482,440 $248,168,948
                                             ============  ============ ============

Diluted average shares outstanding:
  Basic shares outstanding.................    87,861,501    87,872,485   87,685,750
  Dilutive effect of employee stock options        16,693        49,832       94,951
                                               ----------    ----------   ----------
                                               87,878,194    87,922,317   87,780,701
                                               ==========    ==========   ==========

Diluted net earnings per share.............       $3.0008       $3.3493      $2.8271
                                                  =======       =======      =======
